Exhibit (h)(7)

AMENDMENT NO. 2 TO ADMINISTRATIVE SERVICES AND

SHAREHOLDER SERVICING AGREEMENT

This is an amendment (the “Amendment”), dated as of May 12, 2015, to that certain Administrative Services and Shareholder Servicing Agreement (the “Agreement”) between MERIDIAN FUND, INC. a Maryland corporation (the “Corporation”) and DESTRA CAPITAL ADVISORS LLC, an Illinois limited liability company, located in Chicago, Illinois (the “Adviser”). Terms defined in the Agreement shall have the same meaning when used herein.

RECITALS

WHEREAS, the Agreement previously related to the Investor Class and the Advisor Class of the Meridian Equity Income Fund, Meridian Growth Fund, Meridian Contrarian Fund and the Meridian Small Cap Growth Fund; and

WHEREAS, the Advisor Class was renamed Class A; and

WHEREAS, a new Class C was created for which the shareholder servicing fees were set at 0.05%; and

WHEREAS, the parties to the Agreement desire to amend the Agreement to reflect the above changes to the share classes of the Meridian Equity Income Fund, Meridian Growth Fund, Meridian Contrarian Fund and the Meridian Small Cap Growth Fund.

NOW THEREFORE, the undersigned hereby agree that, effective May 12, 2015, the Agreement is amended as follows:

1.	Schedule I of the Agreement is deleted and replaced by Schedule I attached to this Amendment.

2.	Except as provided in this Amendment, the Agreement remains in full force and effect.

MERIDIAN FUND, INC.

By:	/s/ David Corkins
Name: David J. Corkins
Title: Principal Executive Officer and President

DESTRA CAPITAL ADVISORS LLC

By:	/s/ Dominic Martellaro
Name: Dominic Martellaro
Title: Chief Executive Officer

Schedule I

Compensation

Funds	Investor Class Shares	Class A Shares	Class C Shares
Meridian Equity Income Fund	0.25%	0.25%	0.05%
Meridian Growth Fund	0.25%	0.25%	0.05%
Meridian Contrarian Fund	0.25%	0.25%	0.05%
Meridian Small Cap Growth Fund	0.25%	0.25%	0.05%

Current as of the 12th day of May, 2015.